KPMG

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December 14, 1999




Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for National Quality Care, Inc. and, under the date of February 26, 1999, we reported on the consolidated financial statements of National Quality Care, Inc. and subsidiary as of and for the years ended December 31, 1998 and 1997. On December 2, 1999, we declined our appointment as principal accountants. We have read National Quality Care, Inc.'s statements included under Item 4 of its Form 8-K dated December 14, 1999, and we agree with such statements.

Very truly yours,


/s/ KPMG LLP

KPMG LLP